Company Contact:	Agency Contact:
Joseph W. Baty, Chief Financial Officer	Keith Lippert / Kirsten Chapman
(801) 975-5186	Lippert / Heilshorn & Associates
email: joeb@schiffnutrition.com	(212) 838-3777 / (415) 433-3777
www.schiffnutrition.com	email: KChapman@lhai.com

SCHIFF NUTRITION INTERNATIONAL, INC. ANNOUNCES FISCAL 2007
FOURTH QUARTER AND YEAR-END RESULTS AND DECLARES SPECIAL
CASH DIVIDEND OF $1.50 PER SHARE

Salt Lake City, Utah, July 19, 2007: Schiff Nutrition International, Inc., (NYSE: WNI), today announced results for the fiscal 2007 fourth quarter and year ended May 31, 2007.  The company also announced plans to return $1.50 per share to shareholders through a special cash dividend payable on August 13, 2007 to shareholders of record at the close of business on July 31, 2007.

Financial Results
Schiff Nutrition’s net sales were $43.2 million for the three months ended May 31, 2007, compared to $45.3 million for the same period in fiscal 2006.  For the fiscal 2007 fourth quarter, Schiff Nutrition reported net income of $3.7 million, or $0.13 per diluted share, compared to net income of $6.2 million, or $0.23 per diluted share, for the same period a year ago.  The company’s effective tax rate for the fiscal 2007 fourth quarter was 47.5 percent, compared to less than one percent for the prior year quarter.

For fiscal 2007, Schiff Nutrition’s net sales were $172.7 million, compared to fiscal 2006 net sales of $178.4 million.  For fiscal 2007, Schiff Nutrition reported net income of $12.4 million, or $0.45 per diluted share, compared to net income of $15.8 million, or $0.59 per diluted share, for fiscal 2006.  Fiscal 2006 financial results were favorably impacted by reimbursement of approximately $2.7 million in import related costs, recognition of $1.6 million in foreign currency gain related to liquidation of certain foreign entities subsequent to the Weider and Haleko business divestitures, and an approximate overall 13 percent effective tax rate.

Bruce Wood, President and Chief Executive Officer, stated, “We continued to experience intense competitive conditions in the fourth quarter, which contributed to a modest decline in both branded and private label net sales, versus the year ago quarter.  At the same time, we were encouraged by the improvement in both our gross and operating margins.  We remain confident in the long-term prospects for our Schiff® branded business, and plan to continue to invest in the Schiff business, particularly our flagship Move Free® joint care brand.”

Special Dividend
Schiff Nutrition’s Board of Directors approved a $1.50 per share special cash dividend, payable on August 13, 2007 to shareholders of record at the close of business on July 31, 2007.  Schiff’s Class A common stock will begin trading on an ex-dividend basis on August 14, 2007, the day after the payment date, in accordance with NYSE rules.  Shareholders who sell their shares on or before the August 13, 2007 payment date will also be selling their right to receive the $1.50 per share cash dividend.  Shareholders are advised to contact their financial advisor before selling their shares.

Wood commented, “We are pleased to make this special distribution to our shareholders.  The company has continued to generate positive cash flows from operations and as of May 31, 2007 has available approximately $80.3 million in cash and short-term investments.  The dividend payment also reflects our confidence the company will continue to generate positive cash flows from operations during fiscal 2008 while highlighting our commitment to our shareholders.  We believe our cash position after the dividend payment provides us with the financial flexibility to continue investing in our business and funding growth initiatives.”

In connection with the declaration of the special dividend, the Board of Directors approved certain dividend equivalent rights, allowing holders of other Schiff equity awards, including stock options and restricted stock units, to receive dividend equivalents in the form of cash on each share underlying the stock options and restricted stock units.  In aggregate, at July 31, 2007, the record date, the company expects approximately 29.9 million potential common shares to be outstanding, including approximately 26.6 million shares of outstanding Class A and Class B common stock, approximately 1.8 million shares of Class A common stock underlying outstanding stock options and approximately 1.5 million shares of Class A common stock underlying outstanding restricted stock units.  The aggregate amount of the special dividend is approximately $44.9 million, presuming 100 percent vesting of shares underlying equity awards.  To the extent outstanding stock options and restricted stock units are unvested at July 31, 2007, the $1.50 per share dividend will not be distributed until after such equity awards become vested.

In connection with the dividend equivalents paid or payable on stock options and certain restricted stock units, the company expects to recognize a compensation charge during its fiscal year 2008.  The pre-tax charge may amount to approximately $5.0 million, with approximately $3.0 million recognized during the fiscal first quarter.

For U.S. federal income tax purposes, shareholders will receive a Form 1099-DIV in early 2008 to notify them of the division, if any, between the dividend and return of capital portions of the special dividend.  The determination of these amounts, requiring a comprehensive review and analysis of the company’s history, is ongoing.  Shareholders are encouraged to consult with their own tax and financial advisors regarding the implications of the special dividend.

Conference Call Information
Schiff Nutrition International will hold a conference call today, July 19 at 11 a.m. ET.  The U.S. domestic access number is 866-314-5232.  International participants should dial 617-213-8052.  The participant pass code is 59809745.  Please call in approximately ten minutes in advance.  The conference call will be broadcast live over the Internet at http://www.schiffnutrition.com/press.asp.  A replay of the call will be available by dialing 888-286-8010 for domestic callers and 617-801-6888 for international callers; enter access code 70361620.  The telephone replay will be available through July 23, 2007.

About Schiff Nutrition
Schiff Nutrition International, Inc. develops, manufactures, markets and distributes branded and private label vitamins, nutritional supplements and nutrition bars in the United States and throughout the world.  To learn more about Schiff, please visit the web site www.schiffnutrition.com.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that are based on management’s beliefs and assumptions, current expectations, estimates, and projections.  These statements are subject to risks and uncertainties, certain of which are beyond the company’s ability to control or predict, and, therefore, actual results may differ materially.  Schiff Nutrition disclaims any obligation to update any forward-looking statements whether as a result of new information, future events or otherwise.

Important factors that may cause these forward-looking statements to be false include, but are not limited to: the level of customer and consumer acceptance of Move Free Advanced, the inability to successfully implement marketing and spending programs behind our Move Free brand and other new branded products, the impact of raw material pricing, availability and quality (particularly relating to joint care products and ingredients from suppliers outside the United States, including China), the mix between branded and private label products, the ability to grow and/or maintain branded and private label sales, the inability to enforce or protect our intellectual property rights against infringement, the inability to achieve cost savings and operational efficiencies, the inability to increase operating margins and increase revenues, dependence on individual products, dependence on individual customers, the impact of competitive products and pricing (including private label), market and industry conditions (including pricing, demand for products and level of trade inventories), the impact of clinical studies regarding nutritional supplements, particularly relating to the joint care category, the success of product development, the inability to obtain customer acceptance of new product introductions, changes in laws and regulations, litigation and government regulatory action in the United States and internationally, the inability or increased cost to obtain product liability and general insurance, the uncertainty of market acceptance of new products, adverse publicity regarding the consumption of nutritional supplements, the inability to find strategic acquisitions or the inability to successfully consummate or integrate an acquisition, changes in accounting standards, and other factors indicated from time to time in the company’s SEC reports, copies of which are available upon request from the company’s investor relations department or may be obtained at the SEC's web site (www.sec.gov).  These risks and uncertainties should be carefully considered before making an investment decision with respect to shares of our common stock.

– Tables to Follow –

SCHIFF NUTRITION INTERNATIONAL, INC.
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	Three Months Ended May 31,		Year Ended May 31,
	2007	2006	2007	2006
	(unaudited)

Net sales	$43,188	$45,258	$172,656	$178,372
Cost of goods sold	24,213	27,040	103,959	119,303

Gross profit	18,975	18,218	68,697	59,069
Operating expenses:
Selling and marketing	6,893	8,354	32,032	28,957
Other operating expenses, net	5,870	4,237	18,990	15,071
Total operating expenses	12,763	12,591	51,022	44,028

Income from operations	6,212	5,627	17,675	15,041
Other income, net	806	562	2,935	3,318
Income from continuing operations before income taxes	7,018	6,189	20,610	18,359
Income tax expense	3,335	9	8,174	2,393

Income from continuing operations	3,683	6,180	12,436	15,966
Loss from discontinued operations, net of tax	—	—	—	(127)

Net income	$3,683	$6,180	$12,436	$15,839

Weighted average common shares outstanding – diluted	27,375	27,317	27,343	26,999

Net income per share - diluted:
Income from continuing operations	$0.13	$0.23	$0.45	$0.59
Loss from discontinued operations	—	—	—	—

Net income	$0.13	$0.23	$0.45	$0.59

– More –

SCHIFF NUTRITION INTERNATIONAL, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(IN THOUSANDS)

	May 31,
	2007	2006

Cash and cash equivalents	$34,463	$24,899
Available-for-sale securities	45,817	40,120
Receivables, net	17,732	20,431
Inventories	23,698	23,515
Other current assets	4,143	4,863

Total current assets	125,853	113,828

Property and equipment, net	14,438	13,287

Other assets, net	4,788	4,500

Total assets	$145,079	$131,615

Current liabilities	$20,984	$23,312

Deferred taxes	—	796

Stockholders’ equity	124,095	107,507

Total liabilities & stockholders’ equity	$145,079	$131,615

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